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                            STOCKHOLDERS AGREEMENT

                                 BY AND BETWEEN

                        THE HEICO COMPANIES, L.L.C., AND

                     J O HAMBRO CAPITAL MANAGEMENT LIMITED,

                              DATED APRIL 15, 2003

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  GOVERNANCE..........................................................1

         1.1.     Board of Directors...........................................1

                  (a)      Composition.........................................1

                  (b)      Failure to Designate................................2

         1.2.     Stockholders' Approval of Certain Transactions...............2

         1.3.     Effective Period.............................................3

ARTICLE II        TRANSFER.....................................................3

         2.1.     Co-Sale Rights...............................................3

                  (a)      Notice of Transfer..................................3

                  (b)      Right of Co-Sale....................................4

         2.2.     Drag-Along Rights............................................4

         2.3.     Exit Provisions..............................................5

                  (a)      Exit Sale...........................................5

                  (b)      Initiation Mandatory................................6

                  (c)      Response Election...................................6

                  (d)      Failure of Responding Stockholder to Respond........7

                  (e)      Closing of Mandatory Purchase and Sale..............7

ARTICLE III       REPRESENTATIONS AND WARRANTIES...............................7

ARTICLE IV        COVENANTS OF THE PARTIES.....................................7

         4.1.     Standstill Provisions........................................7

         4.2.     No Inconsistent Agreement....................................8

         4.3.     Filing of Schedule 13D or 13G................................8

ARTICLE V         LEGEND.......................................................8

ARTICLE VI        EVENTS OF DEFAULT............................................9

ARTICLE VII       ARBITRATION..................................................9

ARTICLE VIII  INDEMNIFICATION.................................................10

ARTICLE IX        DEFINITIONS.................................................11

ARTICLE X         TERM; TERMINATION...........................................12

         10.1.    Term........................................................12

         10.2.    Termination.................................................12

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         10.3.    Effect of Termination and Abandonment.......................12

         10.4.    Amendment...................................................12

         10.5.    Extension; Waiver...........................................12

ARTICLE XI        MISCELLANEOUS...............................................12

         11.1.    This Agreement Not to Constitute a Partnership..............12

         11.2.    Assignment..................................................12

         11.3.    Notices.....................................................12

         11.4.    Headings....................................................13

         11.5.    Severability................................................13

         11.6.    Binding Nature; Governing Law...............................13

         11.7.    Entire Agreement; Successors and Assigns....................13

         11.8.    Termination of Prior Agreement..............................13

EXHIBIT A  OWNERSHIP OF WORLDPORT STOCK

                                      -ii-

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                             STOCKHOLDERS AGREEMENT
                             ----------------------


         THIS STOCKHOLDERS AGREEMENT ("Agreement") is made and entered into as of this April 15, 2003 by and between THE HEICO COMPANIES, L.L.C. a Delaware limited liability company ("Heico"), STANLEY H. MEADOWS ("Meadows"), and J O HAMBRO CAPITAL MANAGEMENT LIMITED, a corporation organized under the laws of the United Kingdom ("JOHCM"). Unless otherwise defined herein, capitalized terms are defined in Article IX hereof. Heico, Meadows and JOHCM are collectively referred to herein as the "Stockholders").

                               W I T N E S S E T H

         WHEREAS, Heico and Meadows (collectively, the "Heico Interests") own or have the right to acquire an aggregate of 8,521,278 shares of common stock par value $0.001 per share ("Company Common Stock") of WorldPort Communications, Inc. (the "Company") and no more;

         WHEREAS, JOHCM owns beneficially and of record 9,367,869 shares of Company Common Stock, and no more;

         WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations in respect of the voting and ownership of the Company Common Stock and certain other matters as herein provided;

         NOW, THEREFORE, upon the terms and conditions herein, and in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I
                                   GOVERNANCE
                                   ----------

         1.1. Board of Directors. From and after the date hereof and until the provisions of this Article I cease to be effective, each Stockholder shall vote all of the shares of its Company Common Stock owned by such Stockholders and any other shares of Company Common Stock over which such Stockholder has voting control and will take all other necessary or desirable actions within its control, in its capacity as a stockholder of the Company, (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), in order to cause:

                  (a) Composition.

                           (i) the Board to consist of the following
                  individuals:

                                    A) two (2) representatives designated by
                           Heico, (the "Heico Directors"); and

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                                    B) two (2) representatives designated by
                           JOHCM (the "JOHCM Directors");

                           (ii) a majority of the board of directors of each of
                  the Company's Subsidiaries (each, a "Sub Board") to consist of an equal number of Heico Directors and JOHCM Directors;

                           (iii) each committee of the Board to consist of an
                  equal number of Heico Directors and JOHCM Directors;

                           (iv) the removal from the Board, any Sub Board or any
                  committee thereof (with or without cause) of any representative designated hereunder to be at the written request of the Stockholder(s) entitled to designate such representative, but only upon such written request and under no other circumstances; and

                           (v) in the event that any representative on the
                  Board, Sub Board or any committee thereof designated hereunder resigns or ceases to serve thereon for any reason during his or her term of office, the resulting vacancy to be filled by another representative designated by the Stockholder(s) entitled to designate such representative pursuant to this
                  Section 1.1(a).

                  (b) Failure to Designate. Any Stockholder entitled to designate a representative to fill any director position pursuant to the terms of this Section 1.1 may direct that such director position is left vacant. If the Stockholder entitled to designate such director fails to designate a representative to fill any director position pursuant to the terms of this Section 1.1 and fails to direct that such director position shall be left vacant, then the election of an individual to such directorship shall be accomplished in accordance with the Company's or Company Subsidiary's bylaws and applicable law; provided that the Stockholders shall vote to remove such individual if the Stockholder entitled to designate such individual pursuant to
         Section 1.1(a) above so directs. In the event any Stockholder entitled to designate a representative to fill a director position directs that such position be left vacant or fails to designate a representative, such Stockholder shall be entitled to designate one observer for each such director position.

         1.2. Stockholders' Approval of Certain Transactions. From and after the date hereof and until the provisions of this Article I cease to be effective, each Stockholder shall vote all of the shares of its Company Common Stock owned by such Stockholders and any other shares of Company Common Stock over which such Stockholder has voting control and will take all other necessary or desirable actions within its control, in its capacity as a stockholder of the Company, (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), in order to cause:

                  (a) the Company and the Company's Subsidiaries not to take any of the actions set forth in clauses (i) through (xiii) below without the prior written approval of at least a majority of the Heico Directors and of at least a majority of the JOHCM Directors:

                           (i) authorizing, issuing or entering into any
                  agreement providing for the issuance (contingent or otherwise) of any Equity Security;

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                           (ii) redeeming, repurchasing or acquiring any
                  outstanding Equity Security;

                           (iii) any material change in its business;

                           (iv) any acquisition or investment in excess of
                  $100,000;

                           (v) any incurrence of indebtedness;

                           (vi) any disposition, lease, assignment or transfer
                  of assets;

                           (vii) any entering into or material amendment of any
                  compensation agreement with any executive officer;

                           (viii) any transaction with Heico or JOHCM or any
                  Affiliate thereof;

                           (ix) voluntarily liquidating, dissolving, filing a
                  petition in bankruptcy, entering into an arrangement for the benefit of creditors or effecting a recapitalization or reorganization in any form of transaction;

                           (x) any merger or consolidation;

                           (xi) settling any claim of or against the Company in
                  excess of $100,000; or

                           (xii) agreeing to do any of the foregoing.

         1.3. Effective Period. The provisions of this Article I shall be effective from the date of this Agreement until the earliest date on which the Heico Interests or JOHCM ceases to beneficially own at least 20% of the outstanding Common Stock.

                                   ARTICLE II
                                    TRANSFER
                                    --------

         2.1. Co-Sale Rights.

                  (a) Notice of Transfer. If a Stockholder proposes to Transfer any Company Common Stock (a "Selling Stockholder") then the Selling Stockholder shall give written notice (the "Offer Notice") to each of the other Stockholders (the "Remaining Stockholders") at least fifteen
         (15) days prior to the closing of such Transfer. The Offer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Company Common Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective transferee.

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                  (b) Right of Co-Sale.

                           (i) Each Remaining Stockholder shall have the right,
                  exercisable upon written notice to the Selling Stockholder within ten (10) days after receipt of the Offer Notice, to participate in such Transfer of Company Common Stock on the same terms and conditions.

                           (ii) Each Remaining Stockholder may sell all or any
                  part of that number of shares of Company Common Stock equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock covered by the Offer Notice by (B) a fraction the numerator of which is the number of shares of Company Common Stock owned by such Remaining Stockholder at the time of the Offer Notice and the denominator of which is the total number of shares of Company Common Stock owned by the Selling Stockholder and each Remaining Stockholder who elects to participate in the Transfer.

                           (iii) The Selling Stockholder shall use its
                  commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Remaining Stockholders who elect to participate in the contemplated Transfer, and the Selling Stockholder shall not Transfer any shares of Company Common Stock to the prospective transferee(s) unless (A) the prospective transferee(s) agrees to allow the participation of the participating Remaining Stockholders, or (B) the Selling Stockholder agrees to purchase the number of shares of Company Common Stock that any participating Remaining Stockholder would have been entitled to transfer pursuant to this Section 2.1 at the same price and on the same terms as set forth in the Offer Notice.

                           (iv) If none of the Remaining Stockholders elect to
                  participate in the sale of Company Common Stock subject to the Offer Notice, the Selling Stockholder may, not later than sixty (60) days following delivery of the Offer Notice, enter into an agreement providing for the closing of the Transfer of the Company Common Stock covered by the Offer Notice within sixty (60) days of such agreement on terms and conditions no more favorable to the transferor than those described in the Offer Notice. Any proposed Transfer on terms and conditions more favorable than those described in the Offer Notice, as well as any subsequent proposed Transfer of any Company Common Stock by the Selling Stockholder, shall again be subject to the co-sale rights set forth herein and shall require compliance by the Selling Stockholder with the procedures described in this Section 2.1.

         2.2. Drag-Along Rights.

                  (a) If at any time Heico or JOHCM proposes to sell Company Common Stock to a Third Party in a single transaction or a series of related transactions and such Company Common Stock constitute at least 50% of the total Company Common Stock owned by Heico or JOHCM as of the date of this Agreement, as set forth on Exhibit A, the Transferor may,

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         by giving written notice (a "Drag-Along Notice") to the other
         Stockholders at least fifteen (15) days prior to the proposed closing date of such sale, which notice shall set out the identity of the Third Party purchaser and the consideration and other material terms and conditions of such sale, require each such Stockholder to sell the same percentage of its Company Common Stock as the percentage of the Company Common Stock that the Transferor is proposing to sell is of the total Company Common Stock owned by Transferor, at the same time for the same consideration per share and otherwise on the same terms (including covenants, representations, warranties and indemnities) and conditions.

                  (b) If at any time the Company, with the approval of the Board, proposes to merge with an unaffiliated entity or enter into an arrangement having an effect substantially similar to the effect of a transaction described in Section 2.2(a), each Stockholder shall vote all the Company Common Stock held by it in favor of such merger or arrangement and shall not exercise any dissenter's or appraisal rights with respect thereto.

                  (c) Notwithstanding the foregoing, unless the sale to the Third Party purchaser proposed by the Transferor receives approval by the majority of the outstanding shares of Company Common Stock, a Stockholder shall only be required to sell Company Common Stock pursuant to Section 2.2(a) or vote Shares in favor of a transaction pursuant to Section 2.2(b) if the consideration payable to the Stockholders in such sale or transaction is to be payable in cash.

                  (d) The representations and warranties to be given in favor of the Third Party purchaser by each Stockholder required to sell all or any part of its Company Common Stock pursuant to this Section 2.2 (excluding representations and warranties that relate solely to such Stockholder or the securities to be sold by it) shall be given on the basis of the best knowledge and belief of the Stockholder and the liability of each such Stockholder in respect of any representations and warranties to be given in favor of the Third Party purchaser (excluding representations and warranties that relate solely to such Stockholder or the securities to be sold by it) shall be several and limited to the percentage of the total liability for any breach or inaccuracy of or other consequences of such representations and warranties equal to the percentage that the shares of Company Common Stock sold by it represents of the total number of shares of Company Common Stock being sold to the Third Party purchaser by all parties and the total liability of such Stockholder for all representations and warranties given by it in favor of the Third Party purchaser shall be limited to not more than the stated amount of the consideration received by it for the Company Common Stock sold by it.

         2.3. Exit Provisions.

                  (a) Exit Sale. Subject to the provisions of this Section 2.3, at any time during the term of this Agreement after the fourth anniversary of the date hereof, either Heico or JOHCM may initiate a purchase and sale of its Company Common Stock or the other Stockholder's Company Common Stock (a "Mandatory Purchase and Sale").

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                  (b) Initiation Mandatory. If a Stockholder (the "Initiating
         Stockholder") wishes to initiate a Mandatory Purchase and Sale, the Initiating Stockholder shall furnish the other Stockholder (the "Responding Stockholder") with a written notice (the "Initiating Mandatory Offer Notice") conforming to all of the requirements of this
         Section 2.3(b) (the date such Notice is given being the "Initiating Mandatory Offer Notice Date"). The Initiating Mandatory Offer Notice shall (i) set forth the Initiating Stockholder's offer to sell all, but not less than all, of the Initiating Stockholder's Company Common Stock to the Responding Stockholder, for an aggregate purchase price (the "Mandatory Aggregate Purchase Price") and upon the other material terms (the "Other Mandatory Material Terms") therein set forth, and (ii) provide the Responding Stockholder a period of forty-five (45) days (the "Response Period") following the date of the delivery of the Initiating Mandatory Notice within which to elect to either (x) purchase all, but not less than all, of the Initiating Stockholder's Company Common Stock or (y) sell to the Initiating Stockholder all, but not less than all, of the Responding Stockholder's Company Common Stock, in either case, for the Mandatory Aggregate Purchase Price and upon the Other Mandatory Material Terms set forth in the Mandatory Offer Notice. In addition to stating the dollar amount of the Mandatory Aggregate Purchase Price, the Initiating Mandatory Offer Notice shall contain the following Other Mandatory Material Terms:

                           (i) the entire Mandatory Aggregate Purchase Price
                  shall be due in cash or immediately available funds at the "Designated Closing Date" referred to in Section 2.3(b)(iv) below;

                           (ii) the Stockholder who is purchasing the Securities
                  of the other Stockholder (the "Purchaser") shall be obligated to cause any and all outstanding loan guarantees of the selling Stockholder (the "Seller") to be extinguished at the Designated Closing Date;

                           (iii) the Purchaser shall be obligated to cause any
                  and all outstanding loans to the Company from the Seller to be repaid by the Company on or before the Designated Closing Date; and

                           (iv) the closing date of the Mandatory Purchase and
                  Sale shall be not less than forty-five (45) days after the expiration of the Response Period (the "Designated Closing Date").

                  (c) Response Election. Upon the Responding Stockholder's receipt of the Initiating Mandatory Offer Notice, the Responding Stockholder shall, on or before the last day of the Response Period, furnish the Initiating Stockholder with the Responding Stockholder's written election (the "Response Election") by which the Responding Stockholder shall advise the Initiating Stockholder of whether the Responding Stockholder has elected to (x) purchase all, but not less than all, of the Initiating Stockholder's Company Common Stock from the Initiating Stockholder or (y) sell all, but not less than all, of the Responding Stockholder's Company Common Stock to the Initiating Stockholder, in either case, for the Mandatory Aggregate Purchase Price and upon the Other Mandatory Material Terms set forth in the Initiating Mandatory Offer Notice.

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                  (d) Failure of Responding Stockholder to Respond. If the
         Responding Stockholder fails to deliver a Response Election to the Initiating Stockholder on or before the last day of the Response Period, the Responding Stockholder shall be deemed to have irrevocably elected to sell all, but not less than all, of the Responding Stockholder's Company Common Stock to the Initiating Stockholder on the terms set forth above, and the provisions of Section 2.3 shall apply in all other respects.

                  (e) Closing of Mandatory Purchase and Sale. The closing (the "Mandatory Purchase Closing") of the Mandatory Purchase and Sale shall take place at the offices of the legal counsel to the Purchaser on the Designated Closing Date. At the Closing, the Seller shall deliver to the Purchaser the stock certificates evidencing the Seller's Securities, duly endorsed, in proper form, for transfer to the Purchaser. At the Closing, the Purchaser shall also have the right to acquire all other shares of Company Common Stock owned by any other Stockholder for the per share price reflected in the Mandatory Aggregate Offer Price and upon the Other Mandatory Material Terms.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Each Stockholder represents and warrants that as of the date hereof:

                           (i) such Stockholder is the record owner of the
                  number and classes of Equity Securities of the Company as set forth opposite its name on the Stockholders Schedule attached hereto as Exhibit A (collectively, the "Securities");

                           (ii) this Agreement has been duly authorized,
                  executed, and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms; and

                           (iii) such Stockholder has not granted and is not a
                  party to any proxy, voting trust, or other agreement which is inconsistent with, conflicts with, or violates any provision of this Agreement.

                           (iv) such Stockholder is not an "Interested
                  Stockholder" with respect to the Company, within the meaning of Section 203 of the Delaware General Corporation Law, unless prior to the transaction as a result of which it became such, the Board of Directors of the Company approved such transaction.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES
                            ------------------------

         4.1. Standstill Provisions. While this Agreement is in effect, each Stockholder agrees that except as contemplated by this Agreement, such Stockholder shall not, directly or indirectly, alone or in concert with any other person, (a) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934 (the "Exchange Act")) relating to any securities of the Company to or with any Third Party; (b) deposit any Company Common Stock in a voting trust or subject any Company Common Stock to any voting agreement or arrangement that

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includes as a party any Third Party; (c) form, join or in any way participate in a group (as contemplated by Exchange Act Rule 13d-5(b)) with respect to any securities of the Company (or any securities the ownership of which would make the owner thereof a beneficial owner of securities of the Company (for this purpose as determined by Exchange Act Rule 13d-3 and Exchange Act Rule 13d-5)) that includes as a party any Third Party; (d) make any announcement subject to Exchange Act Rule 14a-1(l)(2)(iv) to any Third Party; (e) initiate or propose any "stockholder proposal" subject to Exchange Act Rule 14a-8; (f) make any offer or proposal to acquire any securities or assets of the Company or any of their Subsidiaries or solicit or propose to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change in control of, the Company, its Subsidiaries or any of their respective securities or assets; or (g) assist, advise or encourage any person with respect to, or seek to do, any of the foregoing.

         4.2. No Inconsistent Agreement. No Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with, or violates any provision of this Agreement.

         4.3. Filing of Schedule 13D or 13G. Each Stockholder shall file an amendment to its report of beneficial ownership on Schedule 13D or 13G with respect to the Company Common Stock beneficially owned by it, containing the information required by the Exchange Act with respect to this Agreement. Each Stockholder shall cooperate fully with the other Stockholders to achieve the timely filing of any such report and any amendments thereto as may be required, and such Stockholder agrees that any information concerning such Stockholder which such Stockholder furnishes in connection with the preparation and filing of such report will be complete and accurate.

                                   ARTICLE V
                                     LEGEND
                                     ------

         Each certificate evidencing the shares of Company Common Stock owned by a Shareholder and each certificate issued in exchange for or upon the transfer of any such Company Common Stock (if such shares of Company Common Stock remain subject to the terms of this Agreement after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF MARCH __, 2003 AMONG CERTAIN PERSONS NAMED THEREIN. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

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                                   ARTICLE VI
                                EVENTS OF DEFAULT
                                -----------------

         An "Event of Default" means the occurrence of any one of the following:

                  (a) a material breach by either Heico or Hambro of its obligations under this Agreement and, in the case of a breach capable of remedy, failing to remedy the same within 21 days of being specifically required in writing so to do by the other Stockholder. However, if Heico or Hambro commits two or more material breaches of this Agreement within the period of 180 days, that shall ipso facto be deemed to be an Event of Default regardless whether the breaches are remediable;

                  (b) the inability of any Stockholder to pay its debts in the normal course of business other than any debt which is considered de minimis in relation to the net worth of the Stockholder; or

                  (c) either Heico or Hambro ceasing or threatening to cease wholly or substantially to carry on its business (either voluntarily or through court order).

When an Event of Default is deemed to have occurred, then the nondefaulting Stockholder shall have, in addition to any other available remedies at law or in equity, the right to terminate this Agreement.

                                   ARTICLE VII
                                   ARBITRATION
                                   -----------

         Any and all controversies arising out of or relating to this Agreement, claims or disputes arising out of relating to this Agreement and the exhibits contained in it or the breach thereof, shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as otherwise provided below), and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary, the Commercial Arbitration Rules shall be modified as follows:

                  (a) The place of hearing shall be Chicago, Illinois.

                  (b) There shall be three Arbitrators, one designated by Hambro, one designated by Heico and the third selected by such two designees.

                  (c) The Arbitrators shall be governed by the laws of the State of Illinois.

                  (d) The Arbitrators' award shall be made within thirty (30) days after the hearing.

                  (e) The hearing shall take place within ten (10) days after the Arbitrators are selected.

                  (f) The Arbitrators shall award costs and attorney's fees to the prevailing party.

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         In preparation for its presentation at such hearing, each party may depose a maximum of two officers, directors, or employees of the adverse party. Each such deposition shall last no more than six (6) hours, and shall not be adjourned without the express written consent of all parties. Each party must submit, to all parties and to the arbitrator, all documents that it wishes to use during the hearing, at least five (5) business days prior to the commencement of the hearing. In addition, each party may file with the arbitrator one brief not in excess of 10 pages, excluding exhibits. Each party shall have not more than eight hours to present its position to the arbitrator. The hearing shall not be more than three (3) days in length, and once commenced shall not be adjourned without the express written consent of both parties.

                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

         Each Stockholder hereby agrees to indemnify and hold harmless the other Stockholders and their Affiliates and their respective directors, officers, shareholders, employees and representatives and the Company and its respective officers, directors, agents, shareholders and employees from and against any and all claims, losses, damages (including any indirect, special or consequential damages), demands, liabilities, obligations, penalties, actions or rights of action, judgments, suits, costs and expenses (including costs and expenses incurred in connection with performing obligations, interest and applicable costs and attorneys' fees and disbursements) or disbursements of any kind or nature which may arise, as a result of:

                           (i) breach of any representation by the indemnifying
                  Stockholder in this Agreement; or

                           (ii) breach of any covenant, obligation or agreement
                  of the indemnifying Stockholder to be performed, fulfilled or complied with pursuant to this Agreement.

                  (b) The indemnified Stockholder will promptly give notice in writing to the indemnifying Stockholder of any and all claims, losses, damages, demands, liabilities, obligations, penalties, actions or rights of action, judgments, suits, costs, expenses or disbursements of any kind or nature for which such Stockholder seeks indemnification.

                                   ARTICLE IX
                                   DEFINITIONS
                                   -----------

         "Affiliate" any entity which is a direct or indirect subsidiary of another entity or which controls or is controlled by or is under common control with another entity. "Control" shall mean: (i) ownership of greater than 50% of the issued and outstanding voting securities of an entity; (ii) power to control the composition of the board of directors of an entity; (iii) ability to direct management of the entity; or (iv) ownership of any controlling interest in the entity.

         "Board" shall mean the board of directors of the Company.

         "Company" shall mean WorldPort Communications, Inc..

         "Company Common Stock" shall mean the Common Stock of the Company.

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         "Equity Security" of a Person means any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or similar securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) of such Person and any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

         "Subsidiary" means, with respect to any Person, any company, limited liability company, partnership, association, or other business entity of which
(i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person or a combination thereof.

         "Sub Board" shall mean the board of directors of a Subsidiary of the Company.

         "Third Party" shall mean any Person other than Heico, the Heico Interests or JOHCM or any Affiliate of Heico or JOHCM.

         "Transfer" shall mean any sale, transfer, assignment, pledge or other disposition of, direct or indirect.

                                   ARTICLE X
                                TERM; TERMINATION
                                -----------------

         10.1. Term. This Agreement shall continue in full force and effect upon execution hereof, and shall continue until the first to occur of the following:
(a) the date of commencement of the winding up of the Company; (b) any other termination pursuant to the terms of this Agreement; or (c) either Heico or Hambro no longer being the owner of any Company Common Stock.

         10.2. Termination. This Agreement may be terminated at any time by the mutual written consent of Heico and JOHCM.

         10.3. Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article X, all obligations of the parties hereto shall terminate, and there shall be no liability on the part of any Stockholder or their respective officers or directors, except for any breach of a party's obligations prior to such termination.

         10.4. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         10.5. Extension; Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI
                                  MISCELLANEOUS
                                  -------------

         11.1. This Agreement Not to Constitute a Partnership. None of the provisions of this Agreement shall be deemed to constitute a partnership among the Stockholders and none of the Stockholders shall have any authority to bind the other in any manner.

         11.2. Assignment. None of the Stockholders shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Stockholders.

         11.3. Notices. All notices, claims, requests, demands, and other communications hereunder will be in writing and will be duly given if: (a) personally delivered or sent via facsimile or (b) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid. to the following addresses (or such other address as may be notified in accordance with this Section 11.3 hereof):

         (a)  if to HEICO or Meadows:      (b)  if to JOHCM:
         The Heico Companies, L.L.C.       J O Hambro Capital Management Limited
         5600 Three First National Plaza   14 Ryder Street
         Chicago, Illinois  60602          Ryder Court  SW1Y 6QB
         Attention: Michael E. Heisley     London
                                           England

         with a copy to:                   with a copy to:

         McDermott, Will & Emery           Ropes & Gray
         227 W. Monroe                     One International Place
         Chicago, IL  60606                Boston, MA 02110
         Attention:  Helen R. Friedli      Attention:  Steven Wilcox
         Facsimile:  (312) 984-7700        Facsimile:  (617) 951-7050

         11.4. Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning of interpretation of this Agreement.

         11.5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. In the event that any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable.

         11.6. Binding Nature; Governing Law. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever by reason of this Agreement. This Agreement shall be governed by the laws of the State of Illinois.

         11.7. Entire Agreement; Successors and Assigns. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         11.8. Termination of Prior Agreement. The Stockholders are parties to a Joint Venture and Securityholders Agreement dated December 23, 2002 (the "December Agreement"). The Stockholders agree that the December Agreement is terminated effective upon the date of this Agreement, other than the obligations under Article VI of the December Agreement.

                                      * * *

         IN WITNESS WHEREOF the parties hereto have entered into this Agreement the day and year first aforewritten.

THE HEICO COMPANIES, L.L.C.


By     /s/ Stanley H. Meadows
  -----------------------------------------
     Name: Stanley H. Meadows
     Title:  Assistant Secretary



J O HAMBRO CAPITAL MANAGEMENT LIMITED


By     /s/ Christopher H.B. Mills
  -----------------------------------------
     Name: Christopher H.B. Mills
     Title: Director


/s/ Stanley H. Meadows
- -------------------------------------------
    Stanley H. Meadows






                               Signature page to
                        WorldPort Stockholders Agreement

                                    EXHIBIT A

                          OWNERSHIP OF WORLDPORT STOCK

The Heico Company       -    6,077,707 shares of Common Stock
                        -    Warrants to acquire 679,451 shares of Common Stock

Stanley Meadows         -    1,764,120 shares of Common Stock

J O Hambro Capital      -    9,367,869 shares of Common Stock.
Management Limited